Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Troutman Sanders Building 1001 Haxall Point P.O. Box 1122 (23218-1122) Richmond, Virginia 23219 804.697.1200 telephone

November 12, 2105

Intrexon Corporation

20374 Seneca Meadows Parkway

Germantown, Maryland 20876

Re: Prospectus Supplement dated November 12, 2015

Ladies and Gentlemen:

We have acted as counsel to Intrexon Corporation, a Virginia corporation (the “Company”), in connection with the preparation of a prospectus supplement (the “Prospectus Supplement”) dated November 12, 2015 (together with the Prospectus (as herein defined), the “Final Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Act”) and the accompanying prospectus dated September 5, 2014 (the “Prospectus”) that form a part of the registration statement on Form S-3ASR (the “Registration Statement”) filed with the Commission on September 5, 2014 (File No. 333-198598), and relating to the sale by the Company of shares (the “Shares”) of the Company’s common stock, no par value per share (“Common Stock”) having an aggregate offering price of up to $200,000,000. The sale of the Shares will be made pursuant to that certain Controlled Equity Offering Sales Agreement dated as of November 11, 2015 (the “Sales Agreement”), by and between the Company and Cantor Fitzgerald & Co. (the “Agent”) Reference is made to our opinion letter dated September 5, 2014 and included as Exhibit 5.1 to the Registration Statement. We understand that the Shares are to be sold in the manner set forth in the Sales Agreement and described in the Prospectus Supplement.

This opinion is being furnished to you at your request in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinion set forth herein, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Articles of Incorporation, as amended to date (the “Articles”), and the Bylaws of the Company, as amended to date (the “Bylaws”), (ii) the resolutions of the Board of Directors of the Company with respect to the Registration Statement, the Final Prospectus, the Sales Agreement and the sale of the Shares by the Agent pursuant to the Sales Agreement, (iii) a specimen certificate representing the Common Stock, (iv) the Registration Statement and exhibits thereto, (v) the Sales Agreement and (vi) the Final Prospectus.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

We are members of the bar of the Commonwealth of Virginia and are not purporting to be experts on, or generally familiar with, or qualified to express legal conclusions based upon, laws of any state or jurisdiction other than the federal laws of the United States of America and the Commonwealth of Virginia and we express no opinion as to the effect of the laws of any other jurisdiction or as to the securities or blue sky laws of any state (including, without limitation, Virginia), municipal law or the laws of any local agencies within any state (including, without limitation, Virginia). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

With respect to securities of the Company to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities of the Company and/or antidilution adjustments to outstanding securities of the Company and/or changes in the price of the Company’s Common Stock cause the number of Shares issuable under the Sales Agreement to exceed the number of shares of common stock that at the time remain authorized and available for issuance.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Sales Agreement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the Final Prospectus and Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Troutman Sanders LLP

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